CERTIFICATE OF SECRETARY


      I, Deborah R. Gatzek, Secretary of Franklin New York Tax-Free Trust (the "Trust"), a business trust organized under the laws of the State of Massachusetts, do hereby certify that the following resolution was adopted by a majority of the trustees present at a meeting held at the offices of the Trust at 777 Mariners Island Boulevard, San Mateo, California, on January 18, 1994.

      WHEREAS,  the Trustees have  determined that it is necessary to amend
      Section 4 of Article II of the Trust's By-Laws in order to remove the specification of using first class mail for notice of any meeting of shareholders; it is

      RESOLVED, that in accordance with Article IX, Section 2, of the Trust's By-Laws, such By-Laws are hereby amended by deleting reference to first class mail in the first paragraph of Section 4 of Article II so that such paragraph now reads as follows:

            Section 4. MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE. Notice of any meeting of shareholders shall be given either personally or by mail or telegraphic or other written communication, charges prepaid, addressed to the shareholder appearing on the books of the Trust or its transfer agent or given by the shareholder to the Trust for the purpose of notice. If no such address appears on the Trust's books or is given, notice shall be deemed to have been given if sent to that shareholder by mail or telegraphic or other written communication to the Trust's principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication.

    and it is

    FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized and directed to execute and deliver any and all documents and take any and all other actions that they may deem necessary or advisable in order to effectuate the foregoing resolution.

I declare under penalty of prejury that the matters set forth in this certificate are true and correct of my own knowledge.



Dated:  February 28, 1994                          /S/  DEBORAH  R. GATZEK
                                                   -----------------------
                                                    Deborah R. Gatzek
                                                    Secretary